UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant                                           [  X  ]

Filed by a Party other than the Registrant          [       ]

Check the appropriate box:

[     ]           Preliminary Proxy Statement
[     ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a - 6(e) (2))
[ X ]           Definitive Proxy Statement
[     ]           Definitive Additional Materials
[     ]           Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GAMCO Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]           No fee required.

[     ]           Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2010
________________

We cordially invite you to attend the Annual Meeting of Shareholders of GAMCO Investors, Inc. at the Greenwich Library, 101 West Putnam Avenue, Greenwich, CT 06830, on Tuesday, May 4, 2010, at 8:30 a.m. At the meeting, we will ask shareholders to:

1.	Elect a Board of seven directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3.	Vote on any other business that properly comes before the meeting.

At the meeting, we will also review our 2009 financial results and outlook for the future. We will be available to answer your questions.

Shareholders of record at the close of business on March 31, 2010 are entitled to vote at the meeting or any adjournments or postponements thereof.  Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the meeting.

By Order of the Board of Directors

JEFFREY M. FARBER
Executive Vice President-Finance/Corporate Development
 and Chief Financial Officer

April 9, 2010

GAMCO INVESTORS, INC.
_______________

PROXY STATEMENT
_______________

ANNUAL MEETING OF SHAREHOLDERS
_______________

May 4, 2010
_______________

INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this report to “GAMCO Investors, Inc.,” “GAMCO,” “the Company,” “GBL,” “we,” “us” and “our” or similar terms are to GAMCO Investors, Inc., its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of GAMCO Investors, Inc. for use at our 2010 Annual Meeting of Shareholders (“the Annual Meeting”) and at any adjournments or postponements thereof. The purpose of the meeting is to elect directors, ratify the appointment of the Company’s independent registered public accounting firm and act upon any other matters properly brought to the meeting. We are sending you this proxy statement, the proxy card, and our annual report on Form 10-K (containing our financial statements and other financial information for the year ended December 31, 2009) on or about April 14, 2010. The annual report on Form 10-K, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 31, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting. On this record date, we had outstanding 7,131,297 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 20,292,917 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 31, 2010 shall constitute a quorum for the transaction of business at the Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share, and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on March 31, 2010, voting together as a single class, are elected to serve until the 2011 Annual Meeting or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum but will not count as votes cast or on any matter. Accordingly, abstentions and broker non-votes will have no effect on the proposal to ratify Deloitte & Touche LLP as GAMCO’s independent registered public accounting firm.

We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date and will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means but will not receive additional compensation.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2009 Annual Report to multiple shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2009 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, or who wishes to receive directions to the meeting site, should submit this request by writing to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422 or by calling him at (914) 921-5000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

The Board of Directors has selected each of Mario J. Gabelli, Douglas R. Jamieson and Christopher J. Michailoff to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Mario Gabelli, Jamieson and Michailoff as your representatives at the meeting. You may revoke your proxy at any time before the meeting by delivering a letter of revocation to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422, by properly submitting another proxy bearing a later date or by voting in person at the meeting. The last proxy properly submitted by you is the one that will be counted.

AVAILABILITY OF ANNUAL REPORT AND PROXY MATERIALS ON THE INTERNET

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2010.

The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are available free of charge on the following website:  www.gabelli.com/10k/.

GAMCO makes available free of charge through its website, at www.gabelli.com, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as soon as reasonably practicable after such material is electronically filed with the SEC and also makes available on its website at www.gabelli.com/corp_gov.html the charters for the Audit Committee, Compensation Committee and Nominating Committee, and its Code of Business Conduct, as well as its Corporate Governance Guidelines.  Copies in print of these documents are available upon written request to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422.  Copies of certain of these documents may also be accessed electronically by means of the SEC’s home page at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company's directors are as follows (ages are as of March 31, 2010):

Name	Age	Position

Mario J. Gabelli	67	Chairman, Chief Executive Officer, Chief Investment Officer – Value Portfolios
Edwin L. Artzt	79	Director
Raymond C. Avansino, Jr.	66	Director
Richard L. Bready	65	Director
Eugene R. McGrath	68	Director
Robert S. Prather, Jr.	65	Director
Elisa M. Wilson	37	Director

Our Nominating Committee recommended, and the Board approved, the nomination of each of the current directors for election to the Board to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.  Directors who receive a plurality of the votes cast at the meeting shall be elected.

All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named below, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

The Nominees

The following are brief biographical sketches of the seven nominees. All of the nominees are currently directors.  Unless otherwise noted, the nominated directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board believes that each of the below persons possesses the necessary attributes, skills, qualifications and experiences that would be appropriate for them to serve as directors of the Company.   Our directors have held senior positions as leaders of various entities, demonstrating their ability to perform at the highest levels.  The expertise and experience of our directors enables them to provide sound judgment concerning the issues facing the Company.

The Board of Directors recommends that you vote “FOR” all of the following nominees:

Mario J. Gabelli has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of the Company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (“Gabelli Funds”). Mr. Gabelli has been a portfolio manager for Teton Advisors, Inc. since 1998 through the present, an asset management company which was spun-off from the Company in March 2009.  Mr. Gabelli has served as Chairman of LICT Corporation, a public company engaged in multimedia and other services, from 2004 to present,  director of CIBL, Inc., a holding company with operations in broadcasting and wireless telecommunications, from 2007 to present and Chairman and Chief Executive Officer of Morgan Group Holdings, Inc., a public holding company, from 2001 to present.  In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc., a private company which owns a majority of our Class B Stock, and the Chairman of MJG Associates, Inc., which acts as a investment manager of various investment funds and other accounts. Mr. Gabelli serves as Overseer of Columbia University Graduate School of Business and Trustee of Boston College and Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The E. L. Wiegand Foundation, The National Italian American Foundation, The American-Italian Cancer Foundation, The Foundation for Italian Art & Culture, and The Mentor/National Mentoring Partnership and Patron’s Committee for the Immaculate Conception School.  He is also Chairman of the Gabelli Foundation, Inc., a Nevada private charitable trust.

The Board believes that Mr. Gabelli’s qualifications to serve on the Company’s Board of Directors include his over thirty years of experience with the Company; his control of the Company through his ownership as the majority shareholder; his position as the senior executive officer of the Company and his direct responsibility for serving as the Chief Investment Officer of the Value Portfolios accounting for approximately 83.5% of the Company’s assets under management as of December 31, 2009.

Edwin L. Artzt has been a director of the Company since May 2004. Mr. Artzt previously served as a senior advisor to GGCP, Inc. from September 2003 to December 2008 and was a senior advisor to Kohlberg, Kravis, Roberts & Co., a private equity firm, from April 2001 to April 2008. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company, a global manufacturer of consumer products, from 1990 until 1995. He also served as the senior director of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt was a director of American Express from 1991 to 2002, Delta Airlines from 1990 to 2002 and GTE from 1992 to 2002.

The Board believes that Mr. Artzt’s qualifications to serve on the Board of Directors include his former position as a Chairman and Chief Executive Officer of The Procter & Gamble Company and his position as a director or an adviser to other public and private companies.

Raymond C. Avansino, Jr. has been a director since January 2008. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982.  He is counsel to the Nevada law firm of Avansino, Melarkey, Knobel, and Mulligan, a firm he founded in 1973.  Mr. Avansino is the President of Miami Oil Producers, Inc., a corporation with investments in oil and gas properties, real properties and securities.  He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996 and was a member of the Nevada Gaming Commission from 1981 to 1984.  Mr. Avansino serves as a Commissioner of the Nevada State Athletic Commission.  Mr. Avansino was a director of the Company from 2000 to 2006.

The Board believes that Mr. Avansino’s qualifications to serve on the Board of Directors include his former position as the President and Chief Operating Officer of Hilton Hotels Corporation, his current position as the Chairman and Chief Executive Officer of a private charitable trust and his position as a lawyer with an advanced tax degree.

Richard L. Bready has been a director of the Company since May 2006. Mr. Bready has been Chairman and Chief Executive Officer of Nortek, Inc., a manufacturer and distributor of building products for residential and commercial applications, since December 1990. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was appointed Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc., Newport International Film Festival, Providence Performing Arts Center, Rhode Island Public Expenditure Council (RIPEC), the National Conference of Christians and Jews, the YMCA of Greater Providence, Saint Anselm College, Johnson & Wales University, Chairman of Roger Williams University and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready has also served as a director of the Bank RI since 2007 and Bancorp Rhode Island, Inc. since 2007 and is on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is a Corporation Member of Rhode Island Hospital.  Nortek, Inc. filed for a prepackaged bankruptcy on October 21, 2009 and emerged from bankruptcy on December 17, 2009.

The Board believes that Mr. Bready’s qualifications to serve on the Board of Directors include his position as a Chairman and Chief Executive Officer of Nortek, Inc. and his position as a director to other public companies and charitable organizations.

Eugene R. McGrath has been a director of the Company since January 2007. Mr. McGrath served as Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (“Con Ed”), a public utility company, from October 1997 until September 2005 and Chairman until February 2006. He has served as Chairman and Chief Executive Officer of Con Ed’s subsidiary, Consolidated Edison Company of New York, Inc., since September 1990.  Mr. McGrath has been a director of Con Ed since 1989, AEGIS Insurance Services since 2003 and Sensus since 2010 and was a director of  Schering-Plough from 2000 to 2009 and Atlantic Mutual from 1996 to 2008.

The Board believes that Mr. McGrath’s qualifications to serve on the Board of Directors include his former position as a Chairman, President  and Chief Executive Officer of Con Edison and his position as a director to other public companies.

Robert S. Prather, Jr. has been a director of the Company since May 2004 and serves as the lead independent director. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chairman of the Board at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He also served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company from 1992 until its merger into Triple Crown Media, Inc. in 2005. Mr. Prather has served as a director of: the Georgia World Congress Center (Chairman) since 1993, Draper Holdings Business Trust since 2008, Enterprise Bank since 2007, Swiss Army Brands, Inc. since 1995, and Gaylord Entertainment Company since 2009.

The Board believes that Mr. Prather’s qualifications to serve on the Board of Directors include his position as President and Chief Operating Officer of Gray Television, Inc. and his position as a director to other public and private companies.

Elisa M. Wilson has been a director of the Company since February 2009.  Ms. Wilson is President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust. She earned a BA from Boston College and a MA/EDM from Columbia University.  Ms. Wilson has been a professional staff member of GAMCO since 1999 but has been on an unpaid leave for several years.  Ms. Wilson is the daughter of Mario Gabelli.

The Board believes that Ms. Wilson’s qualifications to serve on the Board of Directors include her position as the President and trustee of the Gabelli Foundation, Inc. and her previous positions with the Company.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP.  In accordance with our governance documents, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  In the event that the shareholders do not approve the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of Deloitte & Touche LLP.

The Board recommends that shareholders vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ended December 31, 2010.

CORPORATE GOVERNANCE

GAMCO continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.  The Company is active in ensuring its governance practices are at the leading edge of best practices

Determination of Director Independence

The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Exhibit A.  These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available at the following website: www.gabelli.com/corp_gov.html.  A copy of these guidelines may also be obtained upon request from our Secretary.

In making its determination of independence with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients as of March 15, 2010 approximately 1.23% of the Class A Common Stock and 5.79% of the Common Stock of Gray Television, Inc. (“Gray”) and 1.24% of the Common Stock of Triple Crown Media, Inc. (“Triple Crown”). This ownership represents approximately 2.93% and 1.24% of the total voting power of Gray and Triple Crown, respectively. Mr. Prather serves as President and Chief Operating Officer and a director of Gray and Chairman of the Board of Triple Crown. Furthermore, an investment advisory affiliate of the Company nominated Mr. Prather as a director of Gaylord Entertainment Company (“Gaylord”).  Mr. Prather was elected as a director of Gaylord on  May 7, 2009.   The Company collectively owns on behalf of their investment advisory clients approximately 11.32% of Gaylord’s Common Stock representing approximately 10.87% of the total voting power of Gaylord as of March 15, 2010.  An investment advisory affiliate of the Company also filed preliminary proxy statements with the Securities and Exchange Commission, in which it nominated Mr. Prather as a director of Coachmen Industries, Inc. (“Coachmen”) and Myers Industries, Inc. (“Myers”), respectively.    Investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients approximately 17.76% of the Common Stock of Coachmen and 10.40% of the Common Stock of Myers as of March 15, 2010. This ownership represents approximately 17.76% and 10.14% of the total voting power of Coachmen and Myers, respectively.    The Board further considered the difficulty the Company would encounter in attempting to unilaterally affect the management of Gray, Triple Crown, Gaylord, Coachmen or Myers through the use of its voting power.   In making its determination of independence with respect to Mr. Avansino, the Board considered that he has a daughter who works for the Company in a non-executive role, as described under “Certain Relationships and Related Transactions”.  With respect to these relationships, the Board considered Messrs. Avansino’s and Prather’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director: Messrs. Avansino, Bready, McGrath and Prather.

The table below sets forth certain information regarding the nominees to the Board of Directors and Committees on which they serve.

Name	Audit Committee	Governance Committee	Compensation Committee	Nominating Committee
Mario J. Gabelli				X
Edwin L. Artzt
Raymond C. Avansino, Jr.	X	X
Richard L. Bready	X	X (Chair)	X
Eugene R. McGrath	X	X
Robert S. Prather, Jr.	X (Chair)		X (Chair)
Elisa M. Wilson				X (Chair)

The Board’s Role in the Oversight of Risk

The Board’s oversight of risk is administered through the Board as a whole.  Jeffrey Farber oversees the Company’s risk management processes.  Mr. Farber routinely reports on the status of risk management to the Board during each of its meetings including the procedures that the Company has adopted to identify and manage risk.   Mario Gabelli, the Company’s Chairman and CEO, supervises Mr. Farber directly.  Internal Audit also is significantly involved in risk management evaluation and designs its internal audit programs to take account of and work in conjunction with Mr. Farber.  The Director of Internal Audit reports directly to the Company’s Audit Committee.

Relationship of Compensation and Risk

The Compensation Committee of the Board of Directors works with the Chief Executive Officer in reviewing the significant elements of the Company’s compensation policies and programs for all staff.  They evaluate the intended behaviors each program is designed to incentivize to ensure that such policies and programs are appropriate for the Company.

The Board of Directors and Committees

During 2009, there were four meetings of the Board of Directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP, Inc. holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Governance, Nominating and Compensation Committees be independent.  While the Company is a controlled Company, the Board nevertheless is comprised of a majority of independent directors.

The Board believes that the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Gabelli is the controlling shareholder of the Company.  By having Mr. Gabelli serves as the Chief Executive Officer and as Chairman, the Board believes that it enables Mr. Gabelli to ensure that the Board’s agenda responds to strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in a separate executive session. Mr. Prather serves as lead independent director and chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Avansino, Bready, McGrath and Prather,  each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange and the Company’s guidelines as set forth in Exhibit A, are members of the Audit Committee. The Board has determined that Mr. Prather meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met six times during 2009. A copy of the Audit Committee’s charter is posted on our website at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

As is further described in the Report of the Compensation Committee, this committee reviews the amounts paid to the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan. Messrs. Bready and Prather, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met four times during 2009. A copy of the Compensation Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Avansino, Bready and McGrath, each of whom is an independent director, are the members of the Governance Committee.  The Governance Committee met twice in 2009.  A copy of the Governance Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of GAMCO. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Mario Gabelli and Elisa Wilson are the members of the Nominating Committee. Neither Mr. Mario Gabelli nor Ms. Wilson are independent directors as defined by the corporate governance standards of the Company. The Nominating Committee met twice in 2009. A copy of the Nominating Committee’s charter is posted on our web site at www.gabelli.com/corp_gov.html. A shareholder may also obtain a copy of the charter upon request from our Secretary.  The Nominating Committee has adopted a policy regarding diversity that says as follows: when identifying nominees as directors, the Committee will have a bias to have diverse representation of candidates who serve or have served as chief executive officers or presidents of public or private corporations or entities that are either for-profit or not-for-profit.  In accordance with its charter, the Nominating Committee will review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.  The Nominating Committee will review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken.

The Nominating Committee does not have a formal policy by which shareholders may recommend director candidates.  The Board of Directors believes it is appropriate not to have such a policy because GGCP, Inc. holds the majority of the voting power.  Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580 by December 31, 2010. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee.

During 2009, all the directors attended every meeting of the Board and the Board committees of which he or she was a member. We do not have a policy regarding directors’ attendance at our annual meetings.  A majority of our directors attended our 2009 Annual Meeting of Shareholders.

Compensation of Directors

Mr. Mario Gabelli receives no compensation for serving as a director of the Company. All non-executive directors other than Mr. Mario Gabelli receive annual cash retainers and meeting fees as follows:

Board Member	$50,000
Audit and Compensation Committee Chairman	$10,000
Attendance in person at Board or Committee Meeting	$ 2,500
Attendance by telephone at Board or Committee Meeting	$ 2,500

Our directors are also eligible to receive stock options. In May 2004, Messrs. Artzt and Prather were each granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. In November 2005, Mr. John Gabelli was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $44.90 per share. In May 2006, Mr. Bready was granted options to purchase 10,000 shares of Class A Stock at an exercise price of $39.55 per share. In February 2007, Mr. McGrath was granted options to purchase 10,000 shares of Class A stock at an exercise price of $39.90 per share.  In May 2008, Mr. Avansino was granted options to purchase 6,000 shares of Class A stock at an exercise price of $51.74.  Ms. Wilson, who was elected as a director in February 2009, has not received any options for serving as a director of the Company.  She continues to hold options to purchase 7,500 shares of Class A Stock at an exercise price of $31.62 per share which were granted in February 2001.  These options were granted to her in her capacity as a professional staff member.

 All of the stock options held by our directors were granted at 100% of fair market value of Class A Stock on the date of grant and have a ten-year term. The options granted to our directors become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to the remaining 25% of the shares after four years from the date of grant.  No existing option holders, including directors, were entitled to receive any adjustment to their rights under their option grants as a result of the March 2009 distribution of Teton Advisors, Inc. shares made to the Company’s shareholders.

Director Compensation Table for 2009

The following table sets forth fees, awards, and other compensation paid to or earned by our non-executive directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (b)	Option Awards ($) (c)	All Other Compensation ($)	Total ($)
Edwin L. Artzt	60,000	-0-	-0-	-0-	60,000
Raymond C. Avansino, Jr.	75,000	-0-	-0-	-0-	75,000
Richard L. Bready	87,500	-0-	-0-	-0-	87,500
John D. Gabelli (a)	22,170	-0-	-0-	333,978 (d)	356,148
Eugene McGrath	72,500	-0-	-0-	-0-	72,500
Robert S. Prather, Jr.	105,000	-0-	-0-	-0-	105,000
Elisa M. Wilson	47,500	-0-	-0-	-0-	47,500

(a)	Mr. John Gabelli did not stand for reelection as a director in May 2009. See note (d) below regarding his all other compensation.
(b)	No current directors at December 31, 2009 had been granted any restricted stock awards.
(c)	For those current directors at December 31, 2009, the options outstanding on that date were as follows:
•	Mr. Artzt had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.65.
•	Mr. Avansino had options to purchase 6,000 shares of Class A Stock outstanding at an exercise price of $51.74.
•	Mr. Bready had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.55.
•	Mr. McGrath had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.90.
•	Mr. Prather had options to purchase 10,000 shares of Class A Stock outstanding at an exercise price of $39.65.
•	Ms. Wilson had options to purchase 7,500 shares of Class A Stock outstanding at an exercise price of $31.62.
(d)
Mr. John Gabelli, who is employed as a non-executive professional staff member by one of our subsidiaries in a sales and marketing role, received $333,978 in incentive-based variable compensation based on the revenues generated by certain investment advisory clients for which he serves as relationship manager.

Communications with the Board of Directors

Our Board of Directors has established a process for shareholders and other interested parties to send communications to the Board of Directors.  Shareholders or other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our web site at www.gabelli.com/corp gov.html. Any shareholder may also obtain a copy of the Code of Conduct upon request. Our Code of Conduct was revised on November 7, 2008.  Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our web site.

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board of Directors. Under the procedures, directors may not participate in any discussion or approval of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board of Directors. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our initial public offering and financial service relationships including investments in our funds are not presented for review, approval or ratification by our Governance Committee or Board of Directors.

Furthermore, our Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and:

(i)         Mr. Mario Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more of the foregoing beneficially own a controlling interest of the outstanding voting securities or comparable interests (a “Gabelli”),

(ii)        any customer or supplier,

(iii)         any entity in which a director of GAMCO has a financial interest (a “Related Entity”), or

(iv)         one or more of the directors or officers of GAMCO or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i)         the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii)         the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)         the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)         the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Bready and Prather. Neither of these individuals has ever been an officer or employee of the Company.  During 2009, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board of Directors.

INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

The Company's named executive officers are as follows (ages are as of March 31, 2010):

Name	Age	Position

Mario J. Gabelli	67	Chairman, Chief Executive Officer, Chief Investment Officer – Value Portfolios
Douglas R. Jamieson	55	President, Chief Operating Officer
Jeffrey M. Farber	45	Executive Vice President – Finance/Corporate Development, Chief Financial Officer
Agnes Mullady	51	Senior Vice President (on a leave of absence effective March 26, 2010)
Henry G. Van der Eb	64	Senior Vice President
Bruce N. Alpert	58	Senior Vice President

Biographical information for Mr. Mario Gabelli appears above under “Election of Directors – The Nominees”. Brief biographical sketches of our other executive officers are set forth below.

Douglas R. Jamieson has served as President and Chief Operating Officer of the Company since August 2004. He has served as President of GAMCO Asset Management Inc. (a wholly-owned subsidiary of the Company) since 1986 and as a director of GAMCO Asset Management Inc. since 1991. Mr. Jamieson also serves as President and a director of Gabelli Securities, Inc. (a majority-owned subsidiary of the Company) and a director of Teton Advisors, Inc. and GAMCO Asset Management (UK) Ltd. (a wholly-owned subsidiary of the Company).  Teton Advisors, Inc. is a former 42%-owned subsidiary of the Company, the shares of which were distributed to the Company’s shareholders in March 2009.  Mr. Jamieson also serves as a director of several Investment Partnerships that are managed by Gabelli Securities, Inc. Mr. Jamieson was a securities analyst with Gabelli & Company, Inc. from 1981 to 1986. He was a director of GGCP, Inc. from December 2005 through December 2009.

Jeffrey M. Farber has served as Executive Vice President-Finance/Corporate Development and Chief Financial Officer for the Company since he joined the Company in July 2008.  Mr. Farber also serves as the Chief Financial Officer for GAMCO Asset Management Inc. and Gabelli Securities, Inc.  Mr. Farber has served as Chief Financial Officer of Teton Advisors, Inc. since 2008.   Mr. Farber was employed by The Bear Stearns Companies, Inc. ("Bear Stearns") continuously from May 2000 through July 2008.  From March 2007 through July 2008, he served as its Senior Vice President – Finance, Controller and Senior Managing Director, and from January 2004 until March 2007, he served as its Controller and Principal Accounting Officer.  He joined Bear Stearns as Assistant Controller. Prior to Bear Stearns, Mr. Farber was an audit partner with Deloitte & Touche LLP, where he was employed for fourteen years.

Agnes Mullady is a Senior Vice President of the Company, the Treasurer and Principal Financial Officer of all open and closed end funds within the GAMCO/Gabelli Funds Complex, President and Chief Operating Officer of the Closed End Fund Division of Gabelli Funds, LLC, and a Vice President of Gabelli Funds, LLC.  Effective March 26, 2010, she is on a leave of absence from the Company.  Prior to joining the Company in December 2005, Ms. Mullady was a Senior Vice President at U.S. Trust Company and Treasurer and Chief Financial Officer of the Excelsior Funds from 2004 through 2005.  Prior thereto, she was Chief Financial Officer of AMIC Distribution Partners from 2002 through 2004.

Henry G. Van der Eb has served as Senior Vice President of the Company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Asset Management Inc. since October 1999, when he joined the Company after managing his privately held investment advisory firm (Mathers and Company, Inc.), which was acquired by the Company in October 1999. Mr. Van der Eb is a portfolio manager for the Company and is a Chartered Financial Analyst.

Bruce N. Alpert has served as Senior Vice President of the Company since May 2008, as Executive Vice President of Gabelli Funds, LLC since 1999 and as Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988.   Mr. Alpert is an officer of all of the Gabelli/GAMCO Funds. Mr. Alpert has also served as Chairman of Teton Advisors, Inc. since July 2008 and as President and Director from 1998 through 2008.  Teton Advisors, Inc. is a former 42%-owned subsidiary of the Company, the shares of which were distributed to the Company’s shareholders in March 2009.  From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter.  From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney.   Prior to Smith Barney Harris Upham & Co., Mr. Alpert was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group, where he was employed from 1975 through 1983.  Mr. Alpert is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The investment management and securities industries are highly competitive, and experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.

Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our assets under management. Since 1977, we have paid out up to 40% of the revenues or net operating contribution to the marketing staff and portfolio managers who introduce, service or generate our separate account and mutual fund business, with payments involving the separate accounts being typically based on revenues, and payments involving the mutual funds being typically based on net operating contribution. We believe that the variable compensation formulas in place for our marketing staff and portfolio managers provide significant incentives for the growth of our business.

Our administrative, operations, legal and finance personnel generally receive the majority of their compensation in the form of base salaries and annual bonuses. We will often defer a portion of the annual bonuses for one to two years as a retention device or for other reasons. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional personnel but that these programs must always be consistent with stockholder interests.

Compensation of Named Executives

The compensation for our named executives (other than for Mr. Mario Gabelli, whose compensation is described separately below under the section entitled “Chief Executive Officer Compensation”, and Mr. Farber, whose compensation for 2009 was determined pursuant to his employment agreement and is described below under the section entitled “Employment Agreements”) is composed of base salary, annual bonus compensation, equity compensation, incentive-based variable compensation and employee benefits.

•	Base Salary

Mr. Mario Gabelli recommends to the Compensation Committee the amounts of the base salaries for our named executives, which amounts are subject to the Committee’s review and approval. The maximum base salary for our named executives is $300,000, as it has been since prior to our initial public offering in 1999. The base salaries for Messrs. Jamieson, Van der Eb and Alpert have been set at $300,000 for 2009, as they were in 2008. The base salary for Ms. Mullady was $275,000 for 2009.  The amounts of base salary for our named executives are recommended by Mr. Mario Gabelli to the Compensation Committee, which amounts are subject to the Committee’s review and approval, and are not at the discretion of the named executives.  Messrs. Mario Gabelli and Farber receive no base salary.

•	Annual Bonus

Mr. Mario Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our named executives, which amounts are subject to the Committee’s review and approval. The factors considered by Mr. Mario Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of experience, performance and responsibilities. His recommendations may be but are not specifically tied to the performance of client assets, objectives set for each executive, the firm as a whole or the market value of our stock.

A portion of the annual bonuses for our named executives may be deferred for approximately 15 to 18 months. The terms of the deferrals are recommended by Mr. Mario Gabelli to the Compensation Committee, which terms are subject to the Committee’s review and approval, and are not at the discretion of the named executives. The deferrals typically earn a return equal to the greater of the return on our U.S. Treasury money market fund or the return of one of our investment partnerships after payment of the management fee but before payment of any incentive fee.  In order to receive the deferred bonus payment, the named executive must be employed by the Company at the time of payment.

•	Equity Compensation

Our executive compensation program may also include stock option or restricted stock awards, which are intended to provide additional incentives to increase shareholder value and retain qualified individuals. No stock option awards have been granted to any of the named executives since 2003.

In December 2007, a restricted stock award plan was implemented.  No grants were made to the named executives, other than Ms. Mullady, during 2009.

Individual stock option award levels in past years and individual restricted stock award levels in 2009 and in past years were based upon a subjective evaluation of each named executive’s overall past and expected future contribution.  No formula was used to determine either option awards or restricted stock awards for any individual.

•	Variable Compensation

To the extent that they have the proper regulatory registrations, all of our staff, including the named executives, are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2009 compensation from variable compensation payments, as described below in note (e) to the Summary Compensation Table.

In the course of fulfilling Mr. Mario Gabelli’s duties, the Company at times brings on certain individuals to aid him. When this occurs, the Company offsets those costs by a reduction in compensation payable to Mr. Gabelli.  In 2009, this amounted to $6,568,759.  Of this amount, $975,822 was allocated to Mr. Jamieson for his service as President and Chief Operating Officer, and $3,000,000 was allocated to Mr. Farber for his service as Executive Vice President and Chief Financial Officer.

Because these compensation arrangements with respect to covered employees involve variable incentive-based fees, the $1 million deductibility limit of Section 162(m) of the Internal Revenue Code is generally not expected to apply to the payments.

Chief Executive Officer Compensation

Mr. Mario Gabelli received no base salary, no bonus, no stock options and no restricted stock awards in 2009, as has been the case for each year since our initial public offering in 1999. All of the compensation paid to Mr. Mario Gabelli in 2009 was incentive-based variable compensation that was paid in accordance with Mr. Mario Gabelli’s 2008 Employment Agreement as described under the heading Employment Agreements.

Compensation Consultants

The Company has not retained compensation consultants to assist in determining or recommending the amount or form of executive and director compensation during its last fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Robert S. Prather, Jr. (Chairman)
Richard L. Bready

Summary Compensation Table for 2009

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2009, December 31,  2008 and December 31, 2007, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer in 2009 and 2008, and (iii) the other three most highly compensated executive officers of the Company who were serving as of the end of the 2009 fiscal year.  As used herein, the term “named executives” means all persons listed in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (h) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (i) ($)	All Other Compensation ($)	Total ($)
Mario J. Gabelli	2009	-0- (a)	-0- (b)	-0-	-0-	43,576,932 (c)	43,576,932
Chairman of the Board,	2008	-0- (a)	-0- (b)	-0-	-0-	45,927,900 (c)	45,927,900
Chief Executive Officer	2007	-0- (a)	-0- (b)	-0-	-0-	70,931,633 (c)	70,931,633
and Chief Investment Officer-Value Portfolios

Douglas R. Jamieson	2009	300,000	-0-	-0-	-0-	3,257,542 (e)	3,557,542
President and	2008	300,000	-0-	-0-	-0-	3,213,804 (e)	3,513,804
Chief Operating Officer	2007	300,000	300,000 (d)	1,016,000	1,680	4,259,465 (e)	5,877,145

Jeffrey M. Farber	2009	-0-	-0-	-0-	-0-	3,003,667 (f)	3,003,667
Executive Vice President	2008	-0-	-0-	1,128,500	-0-	1,250,000 (f)	2,378,500
and Chief Financial Officer

Agnes Mullady	2009	275,000	225,000	29,060	-0-	-0-	529,060
Senior Vice President,
President and Chief Operating Officer of Closed-end Funds

Henry G. Van der Eb	2009	300,000	100,000	-0-	-0-	86,037 (g)	486,037
Senior Vice President	2008	300,000	50,000	-0-	-0-	134,404 (g)	484,404
	2007	300,000	100,000	317,500	-0-	158,855 (g)	876,355

Bruce N. Alpert	2009	300,000	100,000	-0-	-0-	7,599 (g)	407,599
Senior Vice President,	2008	300,000	100,000	-0-	-0-	13,253 (g)	413,253
Executive Vice President	2007	300,000	300,000 (d)	317,500	1,680	15,778 (g)	934,958
and Chief Operating Officer of Gabelli Funds, LLC

___________

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)	Mr. Gabelli received no bonus. Refer to footnote (c).

(c)	Mr. Gabelli’s remuneration for the 2009, 2008 and 2007 fiscal years was comprised of the following:
	Incentive Management Fee as CEO and Other of GAMCO* ($)	Portfolio Manager and Other Variable Remuneration ($)	Perquisites ($)	Total Remuneration ($)
2009	5,782,402	37,794,530	-0-	43,576,932
2008	2,425,538	43,502,362	-0-	45,927,900
2007	13,010,900	57,920,733	-0-	70,931,633

* As described in the Compensation Discussion and Analysis herein.

The amounts set forth under the heading “Incentive Management Fee as CEO and Other of GAMCO” consists of: $5,782,402 for 2009 (after the reallocations to Messrs. Farber and Jamieson of $3,000,000 and $975,822, respectively), $2,425,538 for 2008 (after the reallocations to Messrs. Farber and Jamieson of $1,250,000 and $410,301, respectively) and $13,010,900 for 2007 (after the $1,451,827 reallocation to Mr. Jamieson) representing the incentive-based management fee (10% of GAMCO’s pre-tax profits).  The amounts set forth under the heading “Portfolio Manager and Other Variable Remuneration” consist of:  (i) $11,963,795, $14,413,681 and $19,391,109 for 2009, 2008 and 2007, respectively, for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts, (ii) $15,154,534, $20,522,826 and $20,500,738 for 2009, 2008 and 2007, respectively, for creating and acting as portfolio manager of several open-end GAMCO and Gabelli Funds, (iii) $9,791,845, $8,500,770 and $16,722,983 for 2009, 2008 and 2007, respectively, for creating and acting as portfolio manager of the closed-end Gabelli Funds, and (iv) $884,356, $65,085 and $1,305,903 for 2009, 2008 and 2007, respectively, for providing other services, including acting as portfolio and relationship manager of investment partnerships; and there were no perquisites or personal benefits provided by the Company to Mr. Gabelli for 2009, 2008, or 2007.  Included in the 2009 amount set forth under the heading “Portfolio Manager and Other Variable Remuneration” item (ii) is $216,945 in portfolio manager compensation that Mr. Gabelli earned from Teton Advisors, Inc. (“Teton”), formerly a 42%-owned subsidiary of the Company whose shares were distributed to the Company’s shareholders on March 20, 2009, for the post-distribution period through December 31, 2009.

(d)
For Messrs. Jamieson and Alpert, $150,000 of the 2007 amounts vested based on their continued employment on March 31, 2009 and was paid on April 6, 2009 along with $3,288 of earnings to each based on the return of a U.S. Treasury money market fund managed by us.  See the Nonqualified Deferred Compensation Table for 2009 below for more details.

(e)
Represents incentive-based variable compensation in the amount of $2,281,720, $2,803,503 and $2,807,638 for 2009, 2008 and 2007, respectively, for attracting and/or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in other products sponsored by GAMCO (“Variable Compensation”) and $975,822,  $410,301 and $1,451,827 for 2009, 2008 and 2007, respectively, allocations of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Mario Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above.

(f)
Mr. Farber joined the firm and was named Executive Vice President and Chief Financial Officer in July 2008. Pursuant to his employment agreement, which expired at the end of 2009, Mr. Farber did not receive a base salary or annual cash bonus, but received 20% of the incentive-based management fee earned by Mr. Mario Gabelli, which was subject to a minimum cash guaranteed compensation of $1,250,000 for the 2008 period and of $3,000,000 for 2009.  In addition, pursuant to the employment agreement, Mr. Farber was granted an award of 25,000 shares of restricted stock under the Company’s Stock Award and Incentive Plan in 2008 and a payment in lieu of health insurance of $3,667 for 2009.

(g)	Represents Variable Compensation (as defined in note (e)).

(h)
In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Stock Awards” column of the table above for 2009, 2008 and 2007 reflect the fair value on the grant date of the stock awards granted to the named executives during 2009, 2008 and 2007, respectively, determined in accordance with FASB ASC Topic 718.  For a summary of the assumptions made in the valuation of these awards, please see Note A, “Significant Accounting Policies – Stock Based Compensation”, to our audited financial statements included in our Annual Report on Form 10-K for the years ended on each of December 31, 2009, December 31, 2008 and December 31, 2007.

(i)	Represents the amount earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate.

Grants of Plan-Based Awards for 2009

The following table sets forth information concerning cash incentive opportunities and grants of restricted stock made to the named executives during 2009.

All Other
		Stock Awards:	Grant Date Fair
		Number of Shares of Stock	Value of Stock Awards
Name	Grant Date	Or Units	($)
Mario J. Gabelli (a)	-0-	-0-	-0-
Douglas R. Jamieson	-0-	-0-	-0-
Jeffrey M. Farber	-0-	-0-	-0-
Agnes Mullady (b)	1/2/2009	1,000	$29,060
Henry Van der Eb	-0-	-0-	-0-
Bruce N. Alpert	-0-	-0-	-0-

(a)
Mr. Gabelli has never received either options or restricted stock awards from the Company.  He recommends the grant of  stock awards for corporate team members to the Compensation Committee, as described in the Compensation Discussion and Analysis above.

(b)
In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in this table reflect the fair value on the grant date of the stock awards granted to Ms. Mullady during 2009, determined in accordance with FASB ASC Topic 718.

Employment Agreements.  Messrs. Mario Gabelli and Farber are the only named executives who have or have previously had employment agreements with the Company.

Mario J. Gabelli. On February 6, 2008, Mr. Mario Gabelli entered into an amended and restated employment agreement (the “2008 Employment Agreement”) with the Company, which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of the Company. The 2008 Employment Agreement modified Mr. Mario Gabelli’s previous employment agreement primarily by (i) eliminating outdated provisions, clarifying certain language and reflecting our name change; (ii) revising the term of the Employment Agreement from an indefinite term to automatically renewed one-year periods in perpetuity following the initial three-year term unless either party gives 90 days written notice prior to the expiration of the annual term following the initial three-year term; (iii) allowing for services to be performed for former subsidiaries that are spun off to shareholders or otherwise cease to be subsidiaries in similar transactions; (iv) allowing new investors in the permitted outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to us; (v) allowing for the management fee to be paid directly to Mr. Mario Gabelli or to an entity designated by him; and (vi) adding certain language to ensure that the 2008 Employment Agreement complies with Section 409A of the Internal Revenue Code.

Mr. Mario Gabelli (or, at his option, his designee) receives an incentive-based management fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  The 2008 Employment Agreement may not be amended without the approval of the Compensation Committee.

In accordance with the 2008 Employment Agreement, Mr. Mario Gabelli chose to allocate $3,975,822, $1,660,301 and $1,451,827 of his management fee to certain other professional staff members of the Company in 2009, 2008 and 2007, respectively.  Mr. Mario Gabelli received the following incentive-based management fees during the past five years:

	2005	2006	2007	2008	2009
Management Fee ($ in millions)	11.4	13.2	13.0	2.4	5.8

Consistent with the Company’s practice since its inception in 1977, Mr. Mario Gabelli will also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts, and (iv) otherwise generating revenues for the Company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and high net worth asset management and mutual fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing staff who introduce, service or generate such business, with (i) payments involving the separate accounts being typically based on revenues and (ii) payments involving the mutual funds being typically based on net operating contribution.

Mr. Mario Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts.

Jeffrey M. Farber.  On July 3, 2008, Mr. Farber entered into an employment agreement (the “Farber Agreement”) with the Company.  The term of the Farber Agreement expired on December 31, 2009. Under the Farber Agreement, Mr. Farber’s oversight responsibilities include finance, business development, compliance, legal, information technology, human resources and facilities.  The Farber Agreement provided that Mr. Farber received 20% of the incentive-based management fee earned annually by Mr. Gabelli (or any entity designated by Mr. Gabelli) subject to a guaranteed minimum cash amount of $1,250,000 for 2008 and a guaranteed minimum cash amount of $3,000,000 in 2009.  The Farber Agreement also provided that Mr. Farber, under this allocation, was entitled to receive additional compensation above the $1,250,000 and $3,000,000 minimum amounts for 2008 and 2009, respectively, to the extent that the 20% of Mr. Gabelli’s incentive based management fees that were earned in 2008 and 2009 were to have exceeded the respective minimum cash guaranteed amounts for 2008 and 2009.  It did not exceed the minimum amounts in either period.  In addition, Mr. Farber was also eligible for additional compensation on new accounts or investors he brought in to the Company or on other revenue-generating activities as may apply under the Company’s policies from time to time, on a basis no less favorable than as generally applicable to other senior executives, and to reasonable and customary benefits.  Furthermore, pursuant to the Farber Agreement, on July 30, 2008, Mr. Farber was granted an award of 25,000 shares of restricted stock under the Company’s Stock Award and Incentive Plan.

The Farber Agreement also contained certain change-of-control provisions which stated that in the event of a sale by GGCP, Inc. of over one-half of its ownership of the Company’s Class B Common Stock to a third party, Mr. Farber would have been paid an amount representing the capitalization of the incentive-based management fee, calculated based upon Mr. Farber’s applicable percentage share of the incentive-based management fee at the time the proceeds are received.

Upon a change-of-control of the Company, all restricted stock awards (the “RSAs”) held by Mr. Farber (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Additionally, upon a termination of Mr. Farber’s employment due to his death or permanent disability, all of his RSAs would automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.

Mr. Farber continues to receive 20% of Mr. Gabelli’s management fee for 2010.  In the event of a change of control defined as a sale of GGCP, Inc. of over one-half of its ownership of the Company’s Class B Common Stock to a third party, it is anticipated that the management fee will be monetized.  Accordingly, in that situation, Mr. Farber would share pari passu with Mr. Gabelli an amount representing the capitalization of the incentive-based management fee, calculated based upon Mr. Farber’s 20 percentage point share of the incentive-based management fee with Mr. Gabelli receiving the remaining 80%.

Outstanding Equity Awards at December 31, 2009

The following table summarizes the number of securities underlying outstanding equity awards for the named executives as of December 31, 2009.

						Market
	Number of				Number of	Value of
	Securities Underlying				Unvested	Unvested
	Unexercised Options at		Option	Option	Restricted	Restricted
	December 31, 2009		Exercise	Expiration	Stock	Stock Awards
Name	Exercisable (#)	Unexercisable (#)	Price	Date	Awards	($) (a)
Mario J. Gabelli	-0-	-0-	N/A	N/A	-0-	-0-
Douglas R. Jamieson	8,000(b)	-0-	$29.00	5/13/13	16,000(c)	772,640
Jeffrey M. Farber	-0-	-0-	N/A	N/A	25,000(d)	1,207,250
Agnes Mullady	-0-	-0-	N/A	N/A	6,000(e)	289,740
Henry Van der Eb	-0-	-0-	N/A	N/A	5,000(c)	241,450
Bruce N. Alpert	-0-	-0-	N/A	N/A	5,000(c)	241,450

(a)	Determined with reference to $48.29 per share, the closing price of Class A Stock on December 31, 2009.
(b)	Mr. Jamieson’s options became fully vested on October 4, 2005.
(c)
Messrs. Jamieson’s, Van der Eb’s and Alpert’s restricted stock awards will vest on December 7, 2010 as to 30% of each award and on December 7, 2012 as to the remaining 70% of each award, provided that each individual is still employed by the Company on those dates.

(d)
Mr. Farber’s restricted stock award will vest on July 30, 2011 as to 30% of his award and on July 30, 2013 as to the remaining 70% of his award, provided that he is still employed by the Company on those dates.

(e)
Ms. Mullady’s restricted stock awards will vest on December 7, 2010 as to 30% of 5,000 shares, on December 7, 2012 as to 70% of 5,000 shares, on January 2, 2012 as to 30% of 1,000 shares and on January 2, 2014 as to 70% of 1,000 shares, provided that she is still employed by the Company on those dates.

Options Exercises and Stock Vested for 2009

The following table summarizes stock options exercised by and restricted stock awards which vested for the named executives during 2009.

	Option awards		Restricted stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Mario J. Gabelli	-0-	-0-	-0-	-0-
Douglas R. Jamieson	12,000	262,887	-0-	-0-
Jeffrey M. Farber	-0-	-0-	-0-	-0-
Agnes Mullady	-0-	-0-	-0-	-0-
Henry Van der Eb	-0-	-0-	-0-	-0-
Bruce N. Alpert	-0-	-0-	-0-	-0-

Nonqualified Deferred Compensation Table for 2009

The following table shows nonqualified deferred compensation payable to the named executives during 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals /	Balances at
	In Last FY	in Last FY	in Last FY	Distributions	December 31, 2009
Name	($)	($)	($)	($)	($)
Mario J. Gabelli	-0-	-0-	-0-	-0-	-0-
Douglas R. Jamieson	-0-	-0-	168 (a)	(153,288)	-0-
Jeffrey M. Farber	-0-	-0-	-0-	-0-	-0-
Agnes Mullady	-0-	-0-	56 (a)	(51,096)	-0-
Henry Van der Eb	-0-	-0-	-0-	-0-	-0-
Bruce N. Alpert	-0-	-0-	168 (a)	(153,288)	-0-
____________
 (a) Of this amount, none is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table because in no instance were such earnings above market or preferential (defined as being in excess of 120% of the applicable federal long-term rate).

As discussed in the Compensation Discussion and Analysis above, the Company deferred a portion of the annual bonus paid to Messrs. Jamieson and Alpert in 2007.  The Company also deferred a portion of the annual bonus paid to Ms. Mullady in 2007; Ms. Mullady earned this bonus prior to her being named an executive officer of the Company.  These mandatory deferrals for 2007, included as a portion of the aggregate withdrawals during 2009 in the table above, vested on March 31, 2009 and were paid on April 6, 2009, based on the individuals’ continued employment on the date of payment. These deferrals earned a return equal to the greater of (i) the rate of return on the Company’s U.S. Treasury money market fund or (ii) the rate of return on one of the Company’s investment partnerships after payment of the management fee but before the payment of the performance fee.   For the 2007 deferrals, this was (i) for all three named executives.

Potential Payments upon Termination of Employment or Change-of-Control.

Upon a change-of-control of the Company, all restricted stock awards (the “RSAs”) held by the named executives (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Assuming that a change-of-control of the Company had occurred on December 31, 2009, and assuming a price per share of $48.29, which was the closing price of Class A Stock on December 31, 2009, the value of Mr. Jamieson’s RSAs on such date would have been $772,640, the value of Mr. Farber’s RSAs held on such date would have been $1,207,250, the value of the RSAs held on such date by Ms. Mullady would have been $289,740, the value of the RSAs held on such date by Mr. Van der Eb would have been $241,450 and the value of the RSAs held on such date by Mr. Alpert would have been $241,450.   In addition, the accumulated but unpaid dividends on these shares through December 31, 2009, which would be payable upon a change-of-control on that date, would have been $66,880 for Mr. Jamieson, $102,250 for Mr. Farber, $23,030 for Ms. Mullady, $20,900 for Mr. Van der Eb and $20,900 for Mr. Alpert.  Additionally, upon a termination of Mr. Farber’s employment due to his death or permanent disability, all of his RSAs would automatically vest and the accumulated but unpaid dividends associated with these RSAs would become immediately payable.  Upon a termination of Mr. Farber’s employment due to his death or disability on December 31, 2009, the value of the RSAs and of the accumulated but unpaid dividends on the RSAs would have been the same as in the assumed change-of-control circumstance ($1,207,250 and $102,250, respectively).

No RSA holders, including the named executives, were entitled to receive the distribution of or value for Teton Advisors, Inc. shares that the Company made to its shareholders in March 2009.

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 15, 2010, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.
Name of Beneficial Owner*	Title of Class	Number of Shares		Number of Shares Acquirable within 60 days		Percent of Class (%)
5% or More Shareholders
Cascade Investment, L.L.C.	Class A	17,245	(1)	1,651,712	(2)	18.8
Frederick J. Mancheski	Class A	1,769,974	(3)	-0-		24.5
Royce & Associates, LLC	Class A	537,375	(4)	-0-		7.4
Keeley Asset Management Corp	Class A	373,000	(5)	-0-		5.2
TAMRO Capital Partners LLC	Class A	531,671	(6)	-0-		7.4
Directors and Executive Officers
Mario J. Gabelli	Class A	10,500	(7)	-0-		**
	Class B	20,213,532	(8)	-0-		99.6
Jeffrey M. Farber	Class A	25,000	(9)	-0-		**
Douglas R. Jamieson	Class A	25,247	(10)	8,000		**
	Class B	20,000		-0-		**
Agnes Mullady	Class A	6,000	(11)	-0-		**
Henry Van der Eb	Class A	5,000	(12)	-0-		**
Bruce N. Alpert	Class A	11,555	(13)	2,000		**
Edwin L. Artzt	Class A	-0-		10,000		**
Raymond C. Avansino, Jr.	Class A	84,000	(14)	-0-		1.2
Richard L. Bready	Class A	1,000		10,000		**
John D. Gabelli	Class A	9,934	(15)	10,000		**
	Class B	1,065		-0-		**
Eugene R. McGrath	Class A	1,000	(16)	7,500		**
Robert S. Prather, Jr.	Class A	-0-		10,000		**
Elisa M. Wilson	Class A	-0-		7,500		**
	Class B	4,357		-0-		**
All Directors and Executive Officers as a Group (15 persons)	Class A	189,236		65,000		3.5
	Class B	20,238,954		-0-		99.7
____________

(*)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Cascade Investment, L.L.C. (“Cascade”), 2365 Carillon Point, Kirkland, WA 98033; Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, Nevada 89109; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; Keeley Asset Management Corp., 401 South LaSalle Street, Chicago, Illinois 60605: TAMRO Capital Partners LLC, 1660 Duke Street, Suite 200, Alexandria, VA 22314; and Mario J. Gabelli, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

(**)	Represents beneficial ownership of less than 1%.

Pursuant to a resolution approved by the Board of Directors, as of March 15, 2010, there are 168,743 shares of the Class B Stock that may be converted into Class A Stock.

(1)	As reported in Form 4 that was filed with the Commission by Cascade on June 10, 2009.

(2)
As reported in Amendment No. 7 to Schedule 13D that was filed with the Commission by Cascade on October 6, 2008, Cascade beneficially owned 1,702,703 shares of Class A Stock which includes shares of common stock held directly and issuable upon conversion of several convertible promissory notes.  Cascade sold approximately 73,600 shares of Class A Stock as reported in various Form 4 Filings.  As detailed in Note H to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the conversion price on the note due in 2018 changed on December 15, 2009, and this adjustment increased the number of shares issuable upon conversion by 39,852 shares.  The shares beneficially owned by Cascade may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade.

(3)
As reported in Amendment No. 4 to Schedule 13D filed with the Commission by Mr. Frederick J. Mancheski on January 8, 2010, Mr. Mancheski beneficially owns 1,769,974 shares of Class A Stock. Pursuant to an Exchange and Standstill Agreement between GAMCO and Mr. Mancheski, dated May 31, 2006, Mr. Mancheski agreed, among other things, (i) not to solicit proxies in opposition to Company management; (ii) not to attempt to exercise any control over management or the Company; (iii) to vote his shares in favor of the nominees and positions advocated by the Board of Directors; (iv) subject to certain exceptions, not to acquire any additional shares of the Company or seek to acquire the Company; (v) not to become part of a "group" with any other persons; (vi) not to initiate, propose or submit one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal; (vii) not to seek to call or to request the call of, a special meeting of the Company's shareholders, or make a request for a list of the Company's shareholders; (viii) not to deposit any Class A Stock or other Voting Securities (as defined in the Exchange and Standstill Agreement) in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; and (ix) not to commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, each for a period of ten years.

(4)	As reported in Amendment No. 6 to Schedule 13G, dated January 25, 2010. According to this filing, Royce & Associates, LLC has sole voting and sole dispositive power with respect to these shares.

(5)	As reported in Schedule 13G that was filed by the Commissions by Keeley Asset Management Corp. on February 12, 2010.

(6)	As reported in Amendment No. 1 to Schedule 13D that was filed with the Commission by TAMRO on February 9, 2010.

(7)	Includes 500 shares that are owned jointly by Mr. Gabelli’s sister and brother-in-law over which Mr. Gabelli has voting and dispositive control but no pecuniary interest.

(8)
Of this amount, 234,032 are owned directly by Mr. Gabelli and 19,979,500 of these shares are owned by GGCP, Inc. (“GGCP”). Mr. Gabelli disclaims beneficial ownership of the shares owned by GGCP in excess of his ownership interest in GGCP.

(9)	All 25,000 shares are restricted as to Mr. Farber’s ability to dispose of these until July 2011 for 7,500 shares and until July 2013 for 17,500 shares.

(10)	Includes 16,000 shares which are restricted as to Mr. Jamieson’s ability to dispose of these until December 2010 for 4,800 shares and until December 2012 for 11,200 shares.

(11)
Includes 5,000 shares which are restricted as to Ms. Mullady’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares and 1,000 shares which are restricted as to her ability to dispose of these until January 2012 for 300 shares and January 2014 for 700 shares.   On February 9, 2010, the Board authorized the Company to grant 3,000 shares to Ms. Mullady on June 1, 2010 which will be restricted as to her ability to dispose of these until June 2013 for 900 shares and until June 2015 for 2,100 shares.  These 3,000 shares are not included in the shares reported for Ms. Mullady in the table.

(12)	All 5,000 shares are restricted as to Mr. Van der Eb’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(13)	Includes 5,000 shares which are restricted as to Mr. Alpert’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(14)	Includes 60,000 shares that are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of 60,000 shares.

(15)	Includes 2,000 shares which are restricted as to Mr. John Gabelli’s ability to dispose of these until December 2010 for 600 shares and until December 2012 for 1,400 shares.

(16)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time with the exception of a Form 4 was filed on February 25, 2010 to report the award of 3,000 shares of restricted stock on February 9, 2010 by Agnes Mullady.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GGCP, Inc. (“GGCP”) owns a majority of our Class B Stock, representing approximately 95% of the combined voting power and 72% of the outstanding shares of our common stock at December 31, 2009.   Mario J. Gabelli serves as the Chief Executive Officer, a director and is the controlling shareholder of GGCP.  In addition, one of our named executive officers, Douglas R. Jamieson, and one of our directors, Elisa M. Wilson, are shareholders of GGCP.

For 2009, the Company incurred variable costs of $299,965 for actual usage (but not the fixed costs) relating to our use of aircraft in which GGCP owns the fractional interests.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from M4E, LLC, (“M4E”) an entity that is owned by family members of Mario J. Gabelli (“Mario Gabelli” or “Chairman”), including Ms. Wilson. Under the lease for the Building, which expires on December 31, 2023, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For 2009, the rent was $1,080,000, or $18.00 per square foot, and will increase to $1,088,907, or $18.15 per square foot, for the period January 1, 2010 through December 31, 2010.  As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of payments received by M4E under the lease.

 We sub-lease approximately 3,300 square feet in the Building to LICT Corporation (“LICT”), a company for which Mario Gabelli serves as Chairman and is deemed to be the controlling shareholder in his role as general partner to MJG IV Limited Partnership (“MJG IV”), the majority shareholder of LICT, which also pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2009 for rent and other expenses under this lease was $113,730.   Concurrent with the extension of the lease on the Building, the Company and LICT agreed to extend the term of the sub-lease until December 5, 2023 on the same terms and conditions.  Mario Gabelli is the general partner of MJG IV, and his children, including Ms. Wilson, are the limited partners of MJG IV.  As of July 1, 2008, we also sub-lease approximately 1,600 square feet in the Building to Teton Advisors, Inc. (“Teton”), formerly a 42%-owned subsidiary of the Company whose shares were distributed to the Company’s shareholders on March 20, 2009.  Teton pays rent to us at the rate of $37.75 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amounts paid in 2009 to us for rent and other expenses under this lease were $66,911.

In 2009, GAMCO entered into a sublease of its office space in Reno, Nevada to CIBL, Inc. (“CIBL”).   Mario Gabelli is a director of CIBL and deemed to be the controlling shareholder of CIBL through his role as general partner of MJG IV, the majority shareholder of CIBL.  Under the terms of the Reno sublease, the Company granted CIBL the right to use such part of GAMCO’s Reno office as the Company and CIBL shall from time to time agree.  The sublease granted CIBL the right to use the Reno office until July 31, 2009 with an automatic renewal for one additional calendar year which extended the sublease until July 31, 2010.  For 2009, the rent for the Reno sublease was $6,000.

In addition to the sub-lease of space in the Building, we entered into a number of agreements in connection with the Company’s distribution of the shares of Class A and B Common Stock in Teton.  These agreements are as follows: a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement ("Administrative Agreement") and Service Mark and Name License Agreement (the “License Agreement”).  Pursuant to the Administrative Agreement, we provide certain services to Teton including senior executive functions, strategic planning and general corporate management services; mutual fund administration services; treasury services, including insurance and risk management services and administration of benefits; operational and general administrative assistance including office space, office equipment, administrative personnel, payroll, and procurement services as needed; accounting and related financial services, including the services of Mr. Jeffrey Farber to act as Teton’s Chief Financial Officer; legal, regulatory and compliance advice, including the retention of a Chief Compliance Officer; and human resources functions, including sourcing of permanent and temporary employees as  needed, recordkeeping, performance reviews and terminations.  The License Agreement provides Teton and the funds that it manages the use of certain names and service marks.  Pursuant to the Administrative Agreement and the License Agreement, the Company was compensated in 2009 by Teton $15,000 per month, or $140,806 for the period from the March 20, 2009 share distribution date to December 31, 2009, plus 20 basis points of the average net assets managed in the Teton funds for providing mutual fund administration services to these funds or $744,786 during that same post-distribution 2009 period.  We sub-lease space in the Building to Teton as discussed above.  Gabelli & Company, Inc. (“Gabelli & Company”), the Company’s affiliated broker-dealer, serves as a distributor to the six mutual funds that are managed by Teton.  In the same post-distribution 2009 period, the funds managed by Teton paid Gabelli & Company $1,069,361 in distribution fees, of which $745,744 was reallocated to other broker dealers by Gabelli & Company.  In 2009, Mr. Mario Gabelli earned $216,945 in portfolio manager compensation from Teton in the same post-distribution period, and such amount is included in his compensation earned for 2009 shown earlier in the Summary Compensation Table for 2009 as indicated in footnote (c) to that table.

Mr. Mario Gabelli and Gabelli Securities, Inc. (“Gabelli Securities”), a majority owned subsidiary of the Company, serve as co-general partners of Gabelli Associates Fund, LP (“GAF”). Mr. Mario Gabelli receives portfolio manager and relationship manager compensation through an incentive allocation directly from the partnership.  In 2009, Mr. Mario Gabelli earned $866,092 in incentive fees from GAF, which is included in his compensation shown earlier in the Summary Compensation Table for 2009.

Gabelli Securities International Limited (“GSIL”) was formed in 1994 to provide management and investment advisory services to certain offshore funds and accounts.  One of the sons of our Chairman owns 55% of GSIL, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GSIL entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GSIL to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $39,326 and no incentive fees for 2009.

 In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GSIL and Gemini Capital Management, LLC (“GCM”), an entity owned by a son of our Chairman, were engaged by the fund as co-investment advisors as of July 1, 1999. The fund paid half of the management fees for 2009, in the amount of $42,628, to GCM.

In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and GCM are the co-general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. The fund paid Gabelli Securities $156,918 of management fees in 2009 who, in turn, paid GCM half of this amount or $78,459. The fund also paid incentive fees to Gabelli Securities and GCM of $27,025 each  in 2009.

GAMCO Asset Management Inc. (“GAMCO Asset Management”), a wholly-owned subsidiary of the Company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc. (“MJG Associates”), which has been wholly-owned by our Chairman since 1990, and to Gabelli Securities with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities and MJG Associates paid GAMCO Asset Management $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2009. Mr. John Gabelli, the brother of our Chairman, is the sole shareholder of an entity that is the general partner of two investment partnerships - Manhattan Partners I, L.P. (“Manhattan I”) and Manhattan Partners II, L.P. (Manhattan II).  Manhattan I and Manhattan II paid GAMCO Asset Management investment advisory fees in the amount of $24,242 for 2009.  In turn, GAMCO Asset Management paid John Gabelli $8,006, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as the relationship manager for both Manhattan I and Manhattan II for 2009.  Manhattan I paid management fees in the amount of $9,002 to the general partners of Gemini Global Partners, L.P., and Gabelli Securities’ portion of this was one-half or $4,501.  In addition, an entity that Mr. John Gabelli's wife is the sole shareholder of is the co-general partner of S.W.A.N. Partners, LP (“S.W.A.N.”), which is a separately managed account of GAMCO Asset Management.  S.W.A.N. paid GAMCO Asset Management investment advisory fees in the amount of approximately $26,929 for 2009.  In turn, GAMCO Asset Management paid John Gabelli $5,381, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as relationship manager for S.W.A.N. for 2009.

We incur expenses for certain professional and administrative services, purchase services from third party providers, such as payroll, transportation, insurance and public relation services, on behalf of GGCP and MJG Associates.  GGCP and MJG Associates reimburse us for these expenses.  The amount reimbursable from GGCP and MJG Associates to us for such expenses for 2009 was approximately $218,808 and $431,812, respectively.  Of these amounts, $39,426 and $431,812 were owing to the Company at December 31, 2009 by GGCP and MJG Associates, respectively.

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members, and all of the sons or daughters of our directors mentioned below are financially independent adult children. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino, one of our directors, is employed by one of our subsidiaries in a sales and marketing role and earned in 2009 a base salary of $65,000, a bonus of $163,620, a payment in lieu of health insurance of $4,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $88,538 plus usual and customary benefits. She also received 1,500 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $22,860 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance.   A son of Mr. John Gabelli was employed by the Company in a research analyst role and earned in 2009 a salary of $64,000 and a bonus of $10,000.  He also received 1,000 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $15,240 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance.  A sister-in-law of Mr. Jamieson, our President and Chief Operating Officer, is employed by one of our subsidiaries in a marketing role and earned in 2009 a base salary of $85,000, a bonus of $10,000, and Variable Compensation of $423 plus usual and customary benefits.  She also received 1,000 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $15,240 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance. A son of our Chairman, who is employed by one of our subsidiaries, earned in 2009 a base salary of $229,167 plus usual and customary benefits.  He also received 8,000 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $121,920 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance. Our Chairman’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of that subsidiary since 1991 and has been his spouse since 2002, earned in 2009 no base salary and no bonus but did receive usual and customary benefits.  She also received 4,000 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $60,960 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance.  In total, these two family members of our Chairman generated Variable Compensation in 2009 in the total amount of $2,955,688.  John Gabelli, the brother of our Chairman, earned $22,170 in compensation as a director in 2009 and $333,978 in Variable Compensation in 2009 plus customary benefits. He also received 2,000 restricted stock awards with an effective grant date, under FASB guidance, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of the Company’s Class A Stock on that day.  Compensation expense of $30,480 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2009 in accordance with FASB guidance.  Ms. Wilson, a director and the daughter of our Chairman, is also a professional staff member of the Company.  Ms. Wilson has been on extended unpaid leave from the Company since January 1, 2004 and therefore received no compensation during 2009 other than $47,500 in compensation she received as a director disclosed in the “Director Compensation Table for 2009” and her previously-discussed entitlement, as a member of M4E, to receive her pro-rata share of payments received by M4E under the lease on the Building.  No holders of restricted stock, including the family members of directors and executive officers mentioned herein, were entitled to receive distribution of or value for the Teton Advisors, Inc. shares that the Company made to its shareholders in March 2009.  Both Mr. John Gabelli and Ms. Wilson hold options to purchase shares of Class A Stock as discussed earlier under “Compensation of Directors”.  No existing option holders, including these two family members of Mr. Mario Gabelli, were entitled to receive any adjustment to their rights under their option grants as a result of the distribution of Teton Advisors, Inc. shares that the Company made to its shareholders in March 2009.

  The spouse of our Controller and Co-Principal Accounting Officer is employed as the Chief Financial Officer and the Interim Chief Executive Officer of LICT, the Chief Financial Officer and the Interim Chief Executive Officer of CIBL, and the Chief Financial Officer of Morgan Group Holding, Inc. (“Morgan”).   In addition to serving as the Chairman of LICT and as a Director of CIBL, our Chairman also serves as the Chairman and Chief Executive Officer of Morgan.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we, through our subsidiaries, in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock” or entities controlled by such persons for customary fees.

REPORT OF THE AUDIT COMMITTEE

Messrs. Avansino, Bready, McGrath and Prather, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com/corp_gov.html. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2009 financial statements with management and with Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm.

We have discussed with D&T the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We have received from D&T the written statements required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with the independent accountant the independent accountant’s independence.

 Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert S. Prather, Jr. (Chairman)
Raymond C. Avansino, Jr.
Richard L. Bready
Eugene R. McGrath

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 27, 2009, after a competitive proposal process, the Audit Committee approved the engagement of Deloitte & Touche, LLP (“D&T”) as the Company’s independent registered public accounting firm for the year ending December 31, 2009 changing from Ernst & Young, LLP (“EY”) in that role.

The report of EY regarding the Company’s financial statements for the fiscal years ended December 31, 2008 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to the uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2008 and December 31, 2007, respectively, and in the subsequent interim period through March 27, 2009, there were (i) no disagreements between the Company and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

  D&T was engaged on March 27, 2009.  In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T and concluded that D&T has no commercial relationship with the Company that would impair its independence.  During the fiscal year ended December 31, 2009 and in the subsequent interim period through March 31, 2010, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.

 A representative of D&T will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Deloitte & Touche LLP Fees For 2009

Fees for professional services provided by our independent registered public accounting firm in 2009, in each of the following categories are:

2009
Audit Fees	$ 1,484,500
Audit-Related Fees	-0-
Tax Fees	9,900
All Other Fees	-0-

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees for services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls and for services provided in connection with the Securities Investor Protection Corporation transitional assessment reconciliation for the Company’s registered broker dealer subsidiary.  Tax fees were primarily for assistance with a state tax audit and state tax filings.

Ernst & Young LLP Fees For 2008

Fees for professional services provided by our independent registered public accounting firm in 2008, in each of the following categories are:

2008
Audit Fees	$ 2,130,860
Audit-Related Fees	-0-
Tax Fees	-0-
All Other Fees	13,750

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees for services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls, services provided in connection with other statutory and regulatory filings or engagements, including consents related to SEC filings and securities offerings, and services related to regulatory filings for the spin-off of Teton and for the registration of GBL shares.

All other fees include fees for services related to IT systems security testing and services.

In addition, EY did serve during 2008 and continues to serve as the auditor and provider of tax compliance work of certain of the mutual funds managed by the Company.  The fees are paid by the funds and approved by the independent directors of such funds.  Audit fees, tax fees, and all other fees paid to EY relating to services provided for these funds during 2008 were $603,000, $76,900 and $7,000, respectively.  The other fees relate to regulatory filings for  a shelf registration and rights offering of a closed end fund.

Policies and Procedures for Pre-Approving Audit and Non-Audit Services

The Audit Committee has sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in accordance with our Audit and Non-Audit Services Pre-Approval Policy and will not engage the independent registered public accounting firm to perform non-audit services prohibited by law or regulation. This authority may be delegated to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described under Audit Fees and All Other Fees for 2009 and 2008 were pre-approved in accordance with this policy.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2011 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must deliver such proposals so that they are received at our principal executive offices at One Corporate Center, Rye, New York 10580 by December 23, 2010, in order to be considered for inclusion in next year’s proxy statement and proxy.  For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the Company must receive notice of such proposal by March 4, 2011.

OTHER MATTERS

We know of no other matters to be presented at the meeting other than the election of directors and the ratification of auditors. If other matters are properly presented at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2009.  Requests should be in writing and addressed to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422.

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed "independent," the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (together with its consolidated subsidiaries, “GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders.  In making this determination, the Board shall apply the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of GAMCO will not be deemed independent until three years after the end of such employment relationship.  Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•
A director who received, or whose immediate family member received in any twelve month period over the last three years more than $120,000 in direct compensation from GAMCO will not be deemed independent.  In calculating such compensation, the following will be excluded:

o	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

o	compensation received by a director for former service as an interim Chairman or Chief Executive Officer;

o	compensation received by an immediate family member for service as a non-executive officer employee of GAMCO; and

o	dividend or interest income and bona fide and documented reimbursed business expenses.

•	A director will not be considered independent if:

o	the director is a current partner or employee of a firm that is GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current partner of GAMCO’s internal or external auditor;

o	the director has an immediate family member who is a current employee of GAMCO’s internal or external auditor and personally works on GAMCO’s audit; or

o	the director or an immediate family member was within in the last three years a partner or employee of GAMCO’s internal or external auditor and personally worked on GAMCO’s audit within that time.

•
A director who is, or whose immediate family member is, employed as an executive officer of another company where any of GAMCO’s current executive officers serve on that company's compensation committee will not be deemed independent until three years after the end of such service or the employment relationship.

•
 A director who is, a general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, will not be deemed independent.

•
Further to the provision above that applies to goods and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $120,000 (but do not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.

•
A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in GAMCO’s proxy statement.

For purposes of these Guidelines, the terms:

•
"affiliate" means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
"immediate family" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director's business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director's independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as "independent." This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.